Exhibit 10.7.3

SECOND AMENDMENT TO COMMERCIAL LEASE

This Second Amendment to Commercial Lease (this “Amendment”) is made and entered into as of this 25 day of June, 2003, by and between GL BETHANY TECH, L.P., a Texas limited partnership, successor to ACLP Bethany, L.P. (“Lessor”), and XTERA COMMUNICATIONS, INC., a Delaware corporation (“Lessee”) for the purposes more fully described below.

RECITALS

A.	Lessor and Lessee are parties to that certain Commercial Lease (the “Lease”) dated as of May 15, 2000, wherein Lessor leased to Lessee the Premises, as defined in the Lease;

B.	Lessee and Lessor desire to amend the Lease as provided herein.

AGREEMENT:

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lessor and Lessee hereby amend the Lease and Lessor and Lessee agree effective June 1, 2003 as follows:

1.	Section 1.02 – Leased Premises shall be deleted in its entirety and replaced with the following verbiage.

In consideration of the rents, terms, provisions and covenants of this Lease, Lessor hereby leases, lets and demises to the Lessee the following described premises (“Leased Premises”):

47,251 rentable square feet (Approximate sq. ft. in Leased Premises as delineated on Exhibit “B” attached hereto and incorporated herein for all purposes. Lease Exhibit “B” shall be replaced by the attached Exhibit “B.”) 84,518 rentable square feet (Approximate sq. ft. in Building) Allen Tech Center (Name of building or project) 500 West Bethany Drive, Suite 100 (Street address/suite number) Allen, Texas 75013 (City, State, and Zip Code), located on the land shown on Exhibit “A” attached hereto and incorporated herein for all purposes.

Lessee acknowledges that the square footage of the Leased Premises is as set forth above. For purposes hereof, the Lessor and Lessee agree that while the Leased Premises includes the driveways and parking areas, the assumed square footage of such areas outside of the Building shall be zero.

2.	Section 1.04 – Base Rent, Security Deposit shall be deleted in its entirety and replaced with the following verbiage.

Base Rent is based on $11.27 per rentable square foot and payable as set forth below. The Security Deposit is $79,376.49.

Months 1 - 4	10/00 - 01/01	$46,958.33
Months 5 - 31	02/01 - 04/03	$79,376.49
Months 32 - 88	06/03 - 01/08	$44,376.56

3.	Right of First Offer. Should space in the Building become available for lease at any time after November 1, 2003, Lessor will offer this space first to Lessee. The rental rate for this additional space will be at market, but under no circumstances above $11.27 per sq. ft., which Lessee is paying for the Leased Premises. Lessee has ten (10) days to respond to Lessor’s offer of additional space.

4.	Furniture. With this Amendment, Lessee is returning to Lessor 37,267 sq. ft. in the Building. This space is furnished with eighty-one (81) cubicles, eighteen (18) conference room tables and chairs, and furniture for four (4) private offices and three (3) lobby areas. Lessor may lease this furniture for $1.00 until the termination of the Lease on 1/31/08. At that time, Lessor can purchase this furniture for $1.00.

5.	Warrants. Concurrent with the closing of the Lessee’s financing and after the execution of this Amendment, $150,000 in warrants will be transferred to the Lessor.

6.	Electricity, Water and Gas. Electrical service utility shall be submetered separating service for the Leased Premises from the balance of the Building. Charges for electricity will be separately billed and paid to Landlord by Lessee on monthly Bill is due 15 days from date of invoice. Gas service utility for the Leased Premises will be separately metered from the balance of the Building and paid directly to the service provider by the Lessee. Electrical and gas service will be maintained for the balance of the Building. Water is currently part of CAM and will remain so.

7.	Voice and Data. Voice and data connections for the space within the crosshatched area on Exhibit “C” are located in the Lessee’s server room. A new tenant occupying this space may maintain the voice and data connections in Lessee’s server room with required equipment (switches, router, etc.) or may relocate these connections at the new tenant’s expense. Access to Lessee’s server room will be granted as needed to the new tenant to complete the work and perform maintenance.

8.	Miscellaneous

a.	Capitalized Terms. Terms not otherwise defined herein shall have the meanings ascribed thereto in the Lease.

b.	Effect of Amendment. Except to the extent the Lease is modified by this Amendment, the remaining terms and provisions of the Lease shall remain unmodified and in full force and effect. In the event of a conflict between the terms of the Lease and the terms of this Amendment, the terms of this Amendment shall prevail.

c.	Entire Agreement. This Amendment, together with the Lease, embodies this entire understanding between Lessor and Lessee with respect to its subject matter and can be changed only by an instrument in writing signed by Lessor and Lessee.

d.	Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same Amendment.

9.	Cost to Split Space. Lessee hereby agrees that the cost to split the space will be at Lessee Expense. The splitting of the space shall include the HVAC, fire sprinkler system, utility and demising wall, all of which will conform to local building codes. Premises must meet all requirements to obtain a Certificate of Occupancy. Lessee shall perform the work.

10.	Section 2.02 “Additional Rent” shall be amended to delete: “Lessee shall have the right at its expense to contest or appeal by appropriate proceedings any value assessment rendered by applicable taxing authorities and Lessor shall cooperate to the extent reasonably necessary in such contest or appeal.”

11.	Lessee has an Outstanding Balance due to Lessor of $156,207.09. With execution of this amendment Lessee will pay $70,000.00. The balance of $86,207.09 will be paid monthly over the next 24 months of $3,591.96 by Lessee to Lessor.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date and year first set forth above.

LESSOR: GL BETHANY TECH, L.P. a Texas limited partnership			LESSEE: XTERA COMMUNICATIONS, INC. a Delaware corporations

By:	GL BETHANY TECH, GP, INC.		By:	/s/ R. Christopher Ryan
	a Texas corporation,			R. Christopher Ryan
	Its general partner			Chief Financial Officer

	By:	/s/ Sue Shelton
Sue Shelton
Executive Vice President